Exhibit 99.01

Valero GP Holdings, LLC Reports Third Quarter 2006 Earnings

and Announces Increased Initial Quarterly Distribution

SAN ANTONIO, October 30, 2006 – Valero GP Holdings, LLC (NYSE: VEH) today announced earnings of $9.7 million, or $0.23 per unit for the three months ended September 30, 2006, in its first earnings report since it closed an initial public offering of common units on July 19, 2006. Distributable cash flow available to unitholders for the third quarter of 2006 was $13.5 million or $0.317 per unit.

Valero L.P. today announced an increase in their quarterly distribution from $0.885 per unit to $0.915 per unit. As a result of this increase in the quarterly distribution from Valero L.P., Valero GP Holdings, LLC has declared, for the period from its initial public offering on July 19, 2006 to September 30, 2006, a prorated initial quarterly distribution of $0.2574 per unit, which is based on an increased quarterly distribution of $0.32 per unit, or $1.28 per unit on an annual basis. This represents a 6.7 percent increase over the expected quarterly distribution rate of $0.30 per unit, or $1.20 per unit on an annual basis, as stated in Valero GP Holdings’ IPO prospectus dated July 14, 2006. The distribution is expected to be paid on November 17, 2006, to holders of record as of November 7, 2006.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial results for the third quarter of 2006. Investors interested in listening to the presentation may call 800/622-7620, passcode 8566945. International callers may access the presentation by dialing 706/645-0327, passcode 8566945. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 8566945. A live broadcast of the conference call will also be available on the company’s website at www.valerogpholdings.com.

Valero GP Holdings, LLC is a publicly traded limited liability company that owns the 2 percent general partner interest, a 21.4 percent limited partner interest and the incentive distribution rights in Valero L.P, one of the largest independent terminal and petroleum liquids pipeline operators in the nation with operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit Valero GP Holdings, LLC’s web site at www.valerogpholdings.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero GP Holdings, LLC. All forward-looking statements are based on the company’s beliefs as well as assumptions made by and information currently available to the company. These statements reflect the company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero GP Holdings, LLC’s filings with the Securities and Exchange Commission.

Valero GP Holdings, LLC
Consolidated Financial Information
September 30, 2006
(unaudited, thousands of dollars, except unit data and per unit data)

Three Months Ended September 30, 2006
Statement of Income Data:
Equity in earnings of Valero L.P.	$11,637

General and administrative expenses	(877)
Other expense, net	(286)
Interest expense	(6)
Interest expense - affiliated	(901)

Income before income tax benefit	9,567
Income tax expense benefit	130

Net income	$9,697

Basic net income per unit	$0.23
Weighted average number of basic units outstanding	42,500,000

Diluted net income per unit	$0.23
Weighted average number of diluted units outstanding	42,500,626

Equity in Earnings of Valero L.P.:
General partner interest (2%)	$753
General partner incentive distribution	3,909
Direct charges to Valero GP Holdings, LLC (Note 1)	(352)

General partner's interest in earnings of Valero L.P.	4,310
Limited partner interest in earnings of Valero L.P.	8,048
Amortization of step-up in basis related to Valero L.P.'s assets and liabilities	(721)

Equity in earnings of Valero L.P.	$11,637

Distributable Cash (Note 2):
Cash distributions expected from Valero L.P. associated with:
General partner interest:
General partner interest (2%)	$955
Incentive distribution rights	3,909
Limited partner interest-common units	9,351

Total cash distributions expected from Valero L.P.	14,215
Deduct expenses of Valero GP Holdings, LLC:
General and administrative expenses	(877)
Income tax benefit	130
Interest expense - non-affiliated	(6)

Distributable cash	$13,462

Cash distributions to be paid to the unitholders of Valero GP Holdings, LLC:
Distribution per unit (prorated $0.32 per unit distribution) (Note 3)	$0.2574

Distributions to be paid to public unitholders (17,250,000 units)	4,440
Distributions to be paid to Valero Energy (25,250,000 units) (Note 3)	6,499

Cash distributions for the period from July 19, 2006 to September 30, 2006	$10,939

Cash distributions to Valero Energy for the period from July 1, 2006 to July 18, 2006	$2,661

Total distributions	$13,600

Valero GP Holdings, LLC
Consolidated Financial Information
September 30, 2006
(unaudited, thousands of dollars, except per unit data)

Notes:

1.	We reimbursed Valero L.P. for these costs, and we were in turn reimbursed by Valero Energy. Generally accepted accounting principles require us to record this as an increase in our investment of Valero L.P. and for Valero L.P. to record the full expense and reimbursement as a capital contribution. Valero L.P. allocated 100% of these costs to us because we paid the amounts in full.

2.	Valero GP Holdings, LLC utilizes distributable cash as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash to net cash provided by operating activities (in thousands):

Three Months Ended September 30, 2006
Net Income	$9,697
Adjustments to derive Distributable Cash:
Equity in earnings of Valero L.P.	(11,637)
Quarterly distribution expected from Valero L.P.	14,215
Other expense, net	286
Interest expense - affiliated (a)	901

Distributable cash	13,462
Adjustments to Distributable Cash to derive Net Cash Provided by Operating Activities:
Quarterly distribution expected from Valero L.P.	(14,215)
Cash distribution of equity earnings received from Valero L.P.	11,637
Interest expense - affiliated (a)	(901)
Net effect of changes in operating accounts	221

Net cash provided by operating activities	$10,204

(a)	In connection with our initial public offering, Valero Energy made a capital contribution to us in the form of a note receivable, including affiliated interest expense. Therefore, affiliated interest expense is excluded from the calculation of distributable cash.

3.	The quarterly distribution for the period between the closing of the offering on July 19, 2006 and September 30, 2006 based on $0.32 per unit is prorated. The following is the calculation of the prorated per unit distribution:

(A) Days in quarter after IPO (July 19 - September 30)	(B) Total days in quarter	(A) / (B) = (C) Percentage of days after IPO	(D) Per unit distribution	(C) x (D) = (E) Prorated per unit distribution
74	92	80.43%	$0.32	$0.2574